NEW YORK, May 18 /PRNewswire-FirstCall/ -- Fusion (OTC Bulletin Board:FSNN.ob - News) has announced financial results for the quarter ended March 31, 2010.

The Company reported consolidated revenues of $9.6 million for the first quarter of 2010, an increase of 6.5% when compared to revenues of $9.0 million for the first quarter of 2009. First quarter revenues for the Carrier Services segment increased 4.2% when compared to the first quarter 2009, while first quarter revenues for the Corporate Services segment increased 147% when compared to first quarter 2009. The first quarter of 2010 was the ninth consecutive quarter of consistent revenue growth for the Corporate Services segment.

Consolidated gross margin increased to 9.6% for the first quarter of 2010, compared to 5.9% for the first quarter of 2009.  This margin increase resulted from stronger margins in the Carrier Services segment, where the gross margin increased from 5.2% to 8.3%, as well as the increased business volume in the Corporate Services segment, which achieved a gross margin of 40%.

Selling, general and administrative costs decreased approximately $0.3 million, or 11%, for the first quarter of 2010 compared to the first quarter of 2009.  This improvement was primarily attributable to the Company's continuing focus on cost-containment.

As a result of the increased revenues, improvement in gross margin, and reduced SG&A expenses, the Company's adjusted EBITDA loss (earnings before interest, taxes, depreciation, amortization, and specific non-recurring and non-cash adjustments) of ($1.2) million for the first quarter of 2010 was a 38% improvement from its first quarter 2009 adjusted EBITDA loss of ($1.9) million.

Fusion also reported a decrease in net loss applicable to common stockholders of ($1.7) million or ($0.02) per share for the quarter ended March 31, 2010, compared to a net loss applicable to common stockholders of ($3.2) million or ($0.07) per share for the quarter ended March 31, 2009.  This change resulted primarily from the overall improvement in financial results for the Company's continuing operations.  The decrease in net loss per share compared to the prior year also reflected an increase in the number of shares outstanding.  The net loss from continuing operations in the first quarter of 2010 was ($1.7) million, a 37% improvement from the net loss from continuing operations of ($2.7) million in the first quarter of 2009.

As of March 31, 2010, the Company had current assets of $3.2 million compared to $2.9 million as of December 31, 2009, and total assets of $5.5 million at March 31, 2010 compared to $5.4 million as of December 31, 2009.  These increases were primarily due to increased accounts receivable associated with increased revenues when compared to the fourth quarter of 2009.

Stockholders' equity/(deficit) at March 31, 2010 was ($7.8) million deficit, compared to ($7.3) million deficit as of December 31, 2009. This change resulted from an increase in the accumulated deficit, partially offset by additional equity investment. During the first quarter of 2010, Fusion raised approximately $1.35 million in total new capital, including $450,000 in new equity, and successfully converted approximately $240,000 of existing debt to equity. The Company continues to seek additional equity and debt financing required to fund the operations of its business.

Commenting on the results, Matthew Rosen, Chief Executive Officer of Fusion, said, "I am pleased that the first quarter of 2010 showed continued progress in achieving the milestones we have set for achieving profitability. Our gross margin, SG&A expenses, and adjusted EBITDA performance all showed marked improvement. We are delighted with these results, and we believe that strong sales growth, combined with continuing expense management, will position us well for continued improvements in our financial results."

Expanding on Mr. Rosen's comments, Don Hutchins, President, Chief Operating Officer and Acting Chief Financial Officer, said, "We are particularly pleased with the nearly 150% revenue growth in our Corporate Services segment and the 68% gross margin improvement in our Carrier Services segment, when compared to the same period in 2009. In addition, our corporate revenue growth included twice as many add-on orders from existing customers as the prior quarter, demonstrating the loyalty of our customers and the attractiveness of our services."

Use of Non-GAAP Financial Measures:

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions.  Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant non-recurring transactions, such as impairment losses associated with divested businesses and forgiveness of debt, which vary significantly between periods and are not recurring in nature. Although the Company uses Adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Generally Accepted Accounting Principles (GAAP).  Consistent with the SEC Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, which can be viewed under the heading "Reconciliation of Net Income (Loss) to Adjusted EBITDA", immediately following the Consolidated Statements of Operations included in this press release.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls, securing necessary funding and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through www.sec.gov.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	March 31,
	2010	2009

Revenues	$ 9,588,632	$ 9,002,301
Operating expenses:
Cost of revenues	8,663,769	8,467,891
Depreciation and amortization	231,875	489,471
Selling, general and administrative expenses	2,196,312	2,470,280
Advertising and Marketing	3,771	7,496
Total operating expenses	11,095,727	11,435,138
Operating loss	(1,507,095)	(2,432,837)

Other income (expense)
Interest income (expense), net	(49,467)	(95,781)
Gain (loss) on debt forgiveness	9,500	-
Gain (loss) on sale of investment in Estel	-	-
Loss from investment in Estel	-	-
Other	4,867	2,214
Total other income (expense)	(35,100)	(93,567)
Loss from continuing operations	(1,542,195)	(2,526,404)

Income (loss) from discontinued operations	(1,373)	(479,811)

Net loss	$ (1,543,568)	$ (3,006,215)

Losses applicable to common stockholders
Loss from continuing operations	$ (1,542,195)	$ (2,526,404)
Preferred stock dividends in arrears	(157,710)	(157,710)
Net loss applicable to common stockholders
from continuing operations	(1,699,905)	(2,684,114)
Income from discontinued operations	(1,373)	(479,811)
Net loss applicable to common stockholders	$ (1,701,278)	$ (3,163,925)

Basic and diluted net loss per common share:
Loss from continuing operations	$ (0.02)	$ (0.06)
Income (loss) from discontinued operations	(0.00)	(0.01)
Net loss applicable to common stockholders	$ (0.02)	$ (0.07)

Weighted average shares outstanding
Basic and diluted	97,046,963	47,005,246

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	March 31, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$ -	$ 99,019
Accounts receivable, net of allowance	2,833,020	2,500,319
Prepaid expenses and other current assets	341,150	298,822
Assets held for sale	5,784	6,513
Assets of Discontinued Operations	25,723	32,283
Total current assets	3,205,678	2,936,956

Property and equipment, net	1,461,975	1,664,583

Other assets
Security deposits	23,106	23,008
Restricted cash	248,391	248,391
Intangible assets, net	472,306	489,294
Other assets	61,362	62,120
Total other assets	805,164	822,812
TOTAL ASSETS	$ 5,472,816	$ 5,424,351

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Long-term debt, current portion	$ 3,085,425	$ 2,407,187
Capital and equipment financing lease obligations, current portion	17,418	14,831
Accounts payable and accrued expenses	9,503,170	9,588,289
Liabilities of discontinued operations	360,294	360,294
Total current liabilities	12,966,307	12,370,601.34

Long-term liabilities
Other long-term liabilities	327,668	339,402
Total long-term liabilities	327,668	339,402

Stockholders' equity
Preferred stock, Class A-1, A-2, A-3 & A-4	80	80
Common stock	997,386	925,440
Capital in excess of par value	131,917,882	130,984,766
Accumulated deficit	(140,736,507)	(139,192,939)
Total stockholders' equity	(7,821,159)	(7,282,653)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 5,472,816	$ 5,427,351

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended
	March 31,
	2010	2009

Net loss	$ (1,543,568)	$ (3,006,215)

Income from discontinued operations	1,373	479,811
Loss from continuing operations	(1,542,195)	(2,526,404)
Adjustments:
Interest (income) expense, net	49,467	95,781
Depreciation and amortization	231,875	489,471
EBITDA	(1,260,853)	(1,941,152)
Adjustments:
(Gain)/loss on disposal of fixed assets	-	-
Communication charges	-	-
Other taxes	37,508	33,846
Non cash compensation	68,227	34,945
Adjusted EBITDA	$ (1,155,117)	$ (1,872,361)

FUSION	Philip Turits, Treasurer
CONTACT:	212-201-2407
pturits@fusiontel.com